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LIST OF SUBSIDIARIES

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

                                        STATE OF           PERCENTAGE
NAME OF SUBSIDIARY                   INCORPORATION     OWNED BY SHC CORP.
------------------                  ----------------   ---------------------
Payday Check Advance, Inc.              Illinois              80%
Payday Express of American, Inc.        Illinois              100%
Sonoma Financial Corporation            Delaware              100%
Money Market, Inc.                      Indiana               100%
E Star Systems, Inc.                    Illinois              100%
Money Market Payday Franchising, Inc.   Illinois              100%
Millennium Funding LLC                  Illinois              100%
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